Bank of South Carolina Corporation Announces First Quarter Earnings

CHARLESTON, S.C., April 8, 2014 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $955,798 or $.21 per share, for the quarter ended March 31, 2014 – a decrease of 4.31% from earnings for the first quarter ended March 31, 2013 of $998,805 or $.22 per share. Returns on average assets and average equity for the quarter ended March 31, 2014 were 1.15% and 10.92%, respectively, compared with the quarter ended March 31, 2013 returns on average assets and average equity of 1.26% and 11.72%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "We are pleased that first quarter earnings were ahead of our profit plan. Although mortgage originations have fallen off as expected, loan demand has improved and control of our non-interest expenses remains strong. As we continue to build the bank one account at a time, we are reminded that this organization has been built for the long term and cares for and knows its customers and the market we serve. We look forward to continuing the year with the construction of our North Charleston location beginning sometime in the summer."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina Corporation (BKSC) Report of Earnings
	March 31, 2014	March 31, 2013
Shares Outstanding
BKSC Common Stock	4,461,388	4,448,901

Book Value Per Share	$ 7.91	$ 7.70

Total Assets	$ 336,618,121	$ 328,647,570

3 Months
Ending

Net Income	$ 955,798	$ 998,805

Basic Earnings Per Share	$.21	$.22

Diluted Earnings Per Share	$.21	$.22

Weighted Average Shares
Outstanding Basic	4,461,332	4,446,905

Weighted Average Shares
Outstanding Diluted	4,472,593	4,446,905

CONTACT: Sheryl G. Sharry, (843) 724-1500